Exhibit 99.1

NEWS RELEASE

For Immediate Release – March 15, 2012

MetroCorp Bancshares, Inc. Announces Revised Fourth Quarter 2011 Earnings

HOUSTON, TEXAS – (March 15, 2012), MetroCorp Bancshares, Inc. (Nasdaq:MCBI) announced that - as a result of refinements in its review of impairments on goodwill after its January 20, 2012 announcement of fourth quarter 2011 results and before finalizing its 2011 annual report – the Company will record a $3.0 million (pre-tax) impairment charge to earnings for the fourth quarter of 2011. The goodwill impairment charge was a non-cash adjustment to earnings that had no effect on regulatory capital, cash flows or liquidity.

Revised net loss for the fourth quarter ended December 31, 2011 was $328,000, or $0.07 loss per diluted common share, compared with $2.7 million net income, or $0.16 earnings per diluted common share previously reported for this period.  Revised net income for the year ended December 31, 2011 was $6.4 million, or $0.30 earnings per diluted common share, compared with net income of $9.4 million, or $0.53 earnings per diluted common share, previously reported.

Subsequent to the Company’s earnings release on January 20, 2012, the Company performed an evaluation of  goodwill as of year-end due to the continued weakness of the Company’s stock price, which was trading below its book value through December 31, 2011.  As a result of the evaluation, the Company recorded a $3.0 million impairment of goodwill for the fourth quarter of 2011.

MetroCorp Bancshares, Inc., provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has thirteen full-service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full-service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of December 31, 2011, the Company had consolidated assets of $1.5 billion.  For more information, visit the Company’s web site at www.metrobank-na.com.

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements describe the Company’s future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company’s control.  Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company’s net interest margin; (3) the failure of or changes in management’s assumptions regarding the adequacy of the allowance for loan losses; (4) an adverse change in the real estate market in the Company’s primary market areas; (5) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry; (6) the effect of compliance, or failure to comply within stated deadlines, with the provisions of the Formal Agreement between MetroBank and the Office of the Comptroller of the Currency; (7) the effect of compliance, or failure to comply within stated deadlines, with the provisions of the Consent Order between Metro United Bank and the Federal Deposit Insurance Corporation and the California Department of Financial Institutions; (8) increases in the level of nonperforming assets; (9) changes in the availability of funds which could increase costs or decrease liquidity; (10) the effects of competition from other financial institutions operating in the Company’s market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (11) changes in accounting principles, policies or guidelines; (12) a deterioration or downgrade in the credit quality and credit agency ratings of the securities in the Company’s securities portfolio; (13) the incurrence and possible impairment of goodwill associated with an acquisition; (14) the Company’s ability to raise additional capital; (15) the inability to fully realize the Company’s net deferred tax asset; and (16) the Company’s ability to adapt successfully to technological changes to meet customers’ needs and developments in the marketplace. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements.  These and other risks and factors are further described from time to time in the Company’s 2010 annual report on Form 10-K and other reports and other documents filed with the Securities and Exchange Commission.

For more information contact:
MetroCorp Bancshares, Inc., Houston
George Lee, Executive Vice Chairman, President & CEO, (713) 776-3876, or
David Choi, EVP/Chief Financial Officer, (713) 776-3876

9600 Bellaire Boulevard * Suite 252 * P.O. Box 4760, Houston, Texas 77210-4760 * 713-776-3876